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                                                              EXHIBIT 3.1
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                      RESTATED ARTICLES OF INCORPORATION

                                       of

                             SYNBIOTICS CORPORATION


Robert L. Widerkehr and Michael K. Green certify that:

1. They are the president and secretary, respectively, of Synbiotics Corporation, a California Corporation.

2. The articles of incorporation of this corporation are amended and restated to read as follows:


     FIRST:    That the name of the corporation is:  SYNBIOTICS CORPORATION


     SECOND: That the purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


     THIRD: That the county in the State of California where the principal office for the transaction of the business of the corporation shall be located is San Diego County.


     FOURTH:   Capitalization:
               ---------------

               A. The total number of shares which the corporation is authorized to issue is 25,000,000.

               B. 24,800,000 shares of the stock authorized hereinabove are hereby designated "Common Stock", and 200,000 shares of the stock authorized hereinabove are hereby designated "Series B Common Stock".

               C. Notwithstanding any other provisions of these Articles of Incorporation to the contrary, the rights, preferences, privileges and restrictions of Common Stock and Series B Common Stock shall be identical in all respects, except as follows:

                    1. Voting Rights. On all matters submitted to a vote of the holders of this corporation's stock, each share of Common Stock shall entitle the holder thereof to one vote, and each share of Series B Common Stock shall entitle the holder thereof to one-tenth vote.

                    2. Liquidation Preference. In the event of any liquidation, dissolution or winding up of this corporation, whether voluntary or involuntary, the holders of Common Stock shall be entitled to receive, prior and in

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                         preference to any distribution of the assets of the
                         corporation to the holders of Series B Common Stock by reason of their ownership thereof, the greater of (a) ten dollars for each share of Common Stock then held by them or (b) an amount for each share of Common Stock then held by them equal to ten times the amount which, after such distribution, would remain available for distribution to holders of Series B Common Stock for each share of Series B Common Stock then held by them. If, upon the occurrence of such event, the assets available for distribution among the holders of the stock are insufficient to permit the payment to the holders of Common Stock of the aforesaid preferential amount, then the entire amount of assets available for distribution to the holders of the stock shall be distributed among the holders of Common Stock in proportion to the number of shares of Common Stock then held by each of them.

                    3. Dividends. No dividends may be declared or paid with respect to any share of Series B Common Stock.

               D. Upon the occurrence of any of the following events, each share of Series B Common Stock shall automatically be converted into or reconstituted as one share of Common Stock.

                    1. Immediately prior to the effectiveness of any merger or consolidation of the corporation with or into another corporation, or any reorganization, as defined in
                         Section 181 of the California Corporations Code, in which the corporation is directly or indirectly the acquired company, or any sale of all or substantially all of the assets of the corporation;

                    2. The last day of any twelve-month period ending March 31, June 30, September 30 or December 31 in which this corporation realizes revenues, excluding interest income and the effects on income before taxes of the conversion of the Series B Common Stock into Common Stock, of at least $10,000,000; or

                    3. The last day of any twelve-month period ending March 31, June 30, September 30 or December 31 in which this corporation realizes income before taxes and extraordinary items (but excluding interest income and the effects on income before taxes of the conversion of Series B Common Stock) of at least $2,000,000.

               E. Each conversion of Series B Common Stock hereunder shall be effected by the surrender at the office of this corporation or any transfer agent for such shares of the certificate or certificates therefor, duly endorsed, in such form and accompanied by such documents, if any, as the corporation may require. This corporation shall, as soon as practicable thereafter, issue and deliver at such office a certificate or certificates representing the number of shares of Common Stock into which such shares are convertible hereunder.
                    Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series B Common Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon

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                    such conversion shall be treated for all purposes as the
                    record holder or holders of shares of Common Stock on such date.

               F. In the event of any stock split, reverse stock split or other subdivision or combination of the Common Stock payable in Common Stock, an appropriate pro rata adjustment or adjustments shall be made in the voting rights and liquidation preference set forth in section D hereinabove. No fractional shares shall be issued upon conversion of Series B Common Stock. In lieu of any fractional shares to which a shareholder would otherwise be entitled, this corporation shall pay cash equal to such fraction multiplied by the then fair market value per share of Series B Common Stock as determined in good faith by the corporation's Board of Directors.


     FIFTH: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.


     SIXTH: The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its stockholders through Bylaw provision or through agreements with the agent, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.


3. The foregoing amendment and restatement of articles of incorporation has been duly approved by the board of directors.

4. The foregoing amendment and restatement of articles of incorporation does not itself alter or amend the articles of incorporation in any respect except to omit the names and addresses of the first directors and of the initial agent for service of process; and therefore (pursuant to Sections 905 and 910 of the Corporations Code) does not require any approval of the outstanding shares.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


DATE:  December 15, 1995

                                        /s/ Robert L. Widerkehr
                                        ------------------------------
                                        Robert L. Widerkehr, President



                                        /s/ Michael K. Green
                                        ------------------------------
                                        Michael K. Green, Secretary

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